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Exhibit 5.2

May 31, 2018

The Securities and Exchange Commission

Re: F-10 Registration Statement of Suncor Energy Inc. (the "Corporation")

Dear Sirs/Mesdames:

        We hereby consent to references to our firm name on the face page of the registration statement on Form F-10 dated May 31, 2018 (the "Registration Statement") filed by the Corporation under the Securities Act of 1933, as amended (the "Act") and under the headings "Enforceability of Civil Liabilities", "Legal Matters" and "Documents Filed as Part of the Registration Statement" in the prospectus of the Corporation that forms a part of the Registration Statement and to the reference to our advice under the heading "Enforceability of Civil Liabilities". In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,

/s/ Blake, Cassels & Graydon LLP

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  Exhibit 5.2